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Exhibit 10.4

                               AMENDMENT NO. 1
                        TO PRODUCT MARKETING AGREEMENT

       THIS AMENDMENT NO. 1 amends that certain Product Marketing Agreement by and between GateField Corporation ("GateField") and Actel Corporation ("Actel") dated as of August 14, 1998 (the "Agreement").

     GateField and Actel hereby agree to amend the Agreement as follows:

     1. TERM. Amend Section 14.1 by deleting from the end thereof "before the third anniversary of the Effective Date" and substituting in lieu thereof "until three years after Product Qualification of the first member of a Standard Product on a standard process that Siemens or another independent wafer manufacturer qualifies for its own products and has committed to support for the production forecast or until a replacement process is qualified and yielding at similar or improved levels".

     2. PRODUCT QUALIFICATION FEE. Amend Section 4.2 by inserting before the final period ", whether or not the process is qualified by Siemens or another independent wafer manufacturer for its own products".

     3. WAIVER OF GATEFIELD MANAGEMENT RIGHTS. Amend Section 5.2.1 by inserting at the end thereof: "GateField agrees to waive its rights to manage, control, and direct all activities of the SBU under this Section 5.2.1, PROVIDED, HOWEVER, that Actel shall seek GateField's advice and consent regarding the corrective actions to be taken with respect to Actel's failure to meet or maintain 'GFIN' thresholds, and PROVIDED FURTHER that this waiver shall terminate upon a Change in Ownership of Actel or upon Actel's failure to use commercially reasonable efforts to achieve the Actel Milestones."

     4. WAIVER OF ACTEL MANAGEMENT RIGHTS. Amend Section 6.2.1 by inserting at the end thereof: "Actel agrees to waive its rights to manage, control, and direct the activities of the non-performing department of GateField under this Section 6.2.1, PROVIDED, HOWEVER, that GateField shall seek Actel's advice and consent regarding the corrective actions to be taken with respect to GateField's failure to meet or maintain 'ACIN' thresholds, and PROVIDED FURTHER that this waiver shall terminate upon a Change in Ownership of GateField or upon GateField's failure to use commercially reasonable efforts to achieve the GateField Milestones."

     5. ENGINEERING ASSISTANCE. Delete Section 9.10 and substitute the following in lieu thereof:

               9.10 ACTEL ENGINEERING ASSISTANCE. Actel shall provide GateField, free of charge, with such engineering assistance as GateField may reasonably request in the areas of testing (up to a total of two man years), yield improvement (up to a total of one man year), silicon design (up to a total of one man year), and software development (up to a total of two man years).

     Except as amended hereby, the provisions of the Agreement shall remain in full force and effect.


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     IN WITNESS WHEREOF, the parties have executed and delivered this
Amendment No. 1 by their respective duly authorized representatives as of May 25, 1999.

     GATEFIELD CORPORATION               ACTEL CORPORATION


 By:  /s/ Timothy Saxe                   By:  /s/ Esmat Z. Hamdy
    ------------------------------          ------------------------------
 Name:  Timothy Saxe                     Name:  Esmat Z. Hamdy

 Title:  President and CEO               Title:  Sr. VP Technology & Operations